UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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PHOENIX TECHNOLOGIES LTD.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RCG PB, LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
THOMAS W. STRAUSS
JEFFREY M. SOLOMON
DALE L. FULLER
JEFFREY C. SMITH
EDWARD TERINO
KENNETH H. TRAUB

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its four nominees at the 2010 annual meeting of stockholders of Phoenix Technologies, Ltd., a Delaware corporation.

On November 12, 2009, Ramius issued the following press release:

Ramius Discloses Nomination of Four Director Candidates for Phoenix Technologies Board at 2010 Annual Meeting

NEW YORK, Nov. 12 /PRNewswire/ -- RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today announced that it has nominated a slate of four highly qualified candidates for election to the Board of Directors of Phoenix Technologies Ltd. ("Phoenix" or the "Company") (Nasdaq: PTEC - News) at the Company's 2010 Annual Meeting of Stockholders. Ramius, which beneficially owns approximately 13.8% of the common stock of Phoenix, detailed its intention in a written notice to the Company dated November 9, 2009.

The nomination letter has been filed with the SEC and can be viewed on the SEC's website by clicking here.

About Ramius LLC

Ramius LLC is an investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd ("Value and Opportunity Master Fund"), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2010 annual meeting of shareholders of Phoenix Technologies Ltd., a Delaware corporation (the "Company").

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, RCG PB, Ltd ("RCG PB"), Ramius Enterprise Master Fund Ltd ("Enterprise Master Fund"), Ramius Advisors, LLC ("Ramius Advisors"), RCG Starboard Advisors, LLC ("RCG Starboard Advisors"), Ramius LLC ("Ramius"), Cowen Group, Inc. ("Cowen"), RCG Holdings LLC ("RCG Holdings"), C4S & Co., L.L.C. ("C4S"), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Dale L. Fuller, Jeffrey C. Smith, Edward Terino and Kenneth H. Traub.

As of the close of business on November 11, 2009, Value and Opportunity Master Fund beneficially owned 2,342,344 shares of Common Stock, RCG PB beneficially owns 1,830,959 shares of Common Stock and Enterprise Master Fund beneficially owned 646,366 shares of Common Stock. RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund) is deemed to be the beneficial owner of the 2,342,344 shares of Common Stock owned by Value and Opportunity Master Fund. Ramius Advisors (as the investment advisor of each of Enterprise Master Fund and RCG PB) is deemed to be the beneficial owner of the 646,366 shares of Common Stock owned by Enterprise Master Fund and the 1,830,959 shares of Common Stock owned by RCG PB. Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), Cowen (as the sole member of Ramius), RCG Holdings (as the majority shareholder of Cowen), C4S (as the managing member of RCG Holdings) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the 2,342,344 shares of Common Stock owned by Value and Opportunity Master Fund, the 1,830,959 shares of Common Stock owned by RCG PB and the 646,366 shares of Common Stock owned by Enterprise Master Fund. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund, RCG PB and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the close of business on November 11, 2009, Mr. Fuller directly owned 100,000 shares of Common Stock of the Company.

As of the close of business on November 11, 2009, Mr. Smith did not directly own any shares of Common Stock of the Company.

As of the close of business on November 11, 2009, Mr. Terino directly owned 15,827 shares of Common Stock of the Company.

As of the close of business on November 11, 2009, Mr. Traub directly owned 1,105 shares of Common Stock of the Company.

As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

    Media Contact:

    Peter Feld / Ramius LLC / (212) 201-4878
    Gavin Molinelli / Ramius LLC / (212) 201-4828